As filed with the Securities and Exchange Commission on March 15, 2006
Registration No. 333-116520

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MERCER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	47-0956945 (I.R.S. Employer Identification No.)

Suite 2840, 650 West Georgia Street Vancouver, British Columbia V6B 4N9 (Address of Offices)	(604) 684-1099 (Phone Number)
2004 STOCK INCENTIVE PLAN
(Full title of the plan)
David M. Gandossi
Mercer International Inc.
2840, 650 West Georgia Street
Vancouver, British Columbia V6B 4N9
(Name and address of agent for service)
(604) 684-1099
(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration Statement No. 333-116520 (this “Registration Statement”), is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Mercer International Inc., a Washington corporation (“Mercer-WA”), which is the successor issuer by merger to Mercer International Inc., a Massachusetts trust organized under the laws of the State of Washington (“Mercer-Trust”), following a corporate reorganization (the “Reorganization”) that became effective on March 1, 2006. The reorganization was effected through the merger of Mercer-Trust with and into Mercer Delaware Inc., a Delaware corporation (“Mercer-DE”) with the result that Mercer-DE became a wholly-owned subsidiary of Mercer-WA. Mercer-DE then merged with and into Mercer-WA. As a result of the merger, each share of beneficial interest of Mercer-Trust outstanding immediately prior to the effective time of the merger automatically converted into a right to receive a share of common stock of Mercer-WA. Consequently, shares of common stock, par value $1.00 per share, of Mercer-WA (“Mercer-WA Common Share”) will henceforth be issuable under the 2004 Stock Incentive Plan, as amended (the “Plan”), in lieu of share of beneficial interest of Mercer-Trust. Mercer-WA expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by Mercer-Trust (including Mercer-WA, as successor issuer) with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act are hereby incorporated by reference in this registration statement:
1.	Mercer-Trust’s Annual Report on Form 10-K for the year ended December 31, 2004;

2.	Mercer-Trust’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

3.	Mercer-Trust’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on each of February 3, 2005, February 11, 2005, February 18, 2005, March 11, 2005, March 29, 2005, May 10, 2005, June 3, 2005, June 14, 2005, July 19, 2005, August 9, 2005, August 11, 2005, November 7, 2005, November 15, 2005, January 19, 2006 and January 26, 2006;

4.	Mercer-WA’s Current Reports on Form 8-K filed with the SEC on each of March 2, 2006 and March 6, 2006; and

5.	The description of Mercer-WA’s Common Stock contained in Mercer-WA’s Registration Statement on Form S-4 filed with the SEC on July 18, 2005, as amended, including any subsequent amendment or report filed for the purpose of updating such information.
     Each document filed by Mercer-WA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.     DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Sections 25B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The directors and officers of Mercer-WA also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by Mercer-WA for this purpose.
     Section 23B.008.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.
     Mercer-WA’s Articles of Incorporation and Bylaws contain provisions for implementing, to the fullest extent permitted by Washington law, these limitations on a director’s or officer’s liability to the registrant and its shareholders.
     Mercer-WA has assumed the obligations of Mercer-Trust under certain indemnity agreements with each of its directors and certain officers entered into initially by Mercer-Trust. Under each of these agreements, Mercer-WA agrees to indemnify each of its directors and such officers against any and all claims and costs that are or may be brought against him as a result of his being a director, officer or employee or that of a company related to Mercer-WA. However, under the agreements, Mercer-WA is not obligated to indemnify a director or such officers against any claims or costs in certain instances, including if it was determined that the director or such officer failed to act honestly and in good faith with a view to Mercer-WA’s best interests, if the director or such officer failed to disclose his interest or conflicts as required under the WBCA or Mercer-WA was not permitted to indemnify the director or such officer under such legislation, or if the director or such officer violated any insider trading rules under United States federal and state securities laws.
ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.

ITEM 8.     EXHIBITS

Number	Description

3.1	Articles of Incorporation of Mercer-WA’s, as amended and corrected (incorporated herein by reference to Exhibit 3.1 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

3.2	By-laws of Mercer-WA (incorporated herein by reference to Exhibit 3.2 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

4.1	Specimen of Common Share Certificate of Mercer-WA (incorporated herein by reference to Exhibit 4.1 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Peterson Sullivan PLLC.

23.3	Consent of Heller Ehrman LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (previously filed).
ITEM 9.     UNDERTAKINGS
A.     The undersigned Mercer-WA hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Mercer-WA pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.     The undersigned Mercer-WA hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Mercer-WA’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mercer-WA pursuant to the foregoing provisions, or otherwise, Mercer-WA has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mercer-WA of expenses incurred or paid by a director, officer or controlling person of Mercer-WA in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mercer-WA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Mercer-WA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on March 14, 2006.

MERCER INTERNATIONAL INC.
By:	*
Jimmy S. H. Lee
Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Jimmy S. H. Lee	Chairman, Chief Executive Officer and Director	March 14, 2006
/s/ David M. Gandossi David M. Gandossi	Secretary, Executive Vice President and Chief Financial Officer	March 14, 2006
* Kenneth A. Shields	Director	March 14, 2006
* Eric Lauritzen	Director	March 14, 2006
* William D. McCartney	Director	March 14, 2006
* Graeme A. Witts	Director	March 14, 2006
* Guy W. Adams	Director	March 14, 2006

/s/ David M. Gandossi
David M. Gandossi
Attorney-In-Fact*

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation of Mercer-WA’s, as amended and corrected (incorporated herein by reference to Exhibit 3.1 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

3.2	By-laws of Mercer-WA (incorporated herein by reference to Exhibit 3.2 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

4.1	Specimen of Common Share Certificate of Mercer-WA (incorporated herein by reference to Exhibit 4.1 of Mercer-WA’s Registration Statement on Form 8-A filed March 2, 2006).

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Peterson Sullivan PLLC.

23.3	Consent of Heller Ehrman LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (previously filed).